EXHIBIT 10.1

                              SNAP-ON INCORPORATED
                           DEFERRED COMPENSATION PLAN

                      (as amended through August 21, 2003)


                     Section 1. Establishment and Purposes

     1.1 Establishment. Snap-on Incorporated established effective as of April 1, 1986, a deferred compensation plan for executives as described herein, known as the "SNAP-ON INCORPORATED DEFERRED COMPENSATION PLAN" (hereinafter called the "Plan"). Snap-on Incorporated hereby amends the Plan effective August 21, 2003.

     1.2 Purposes. The purposes of this Plan are to (i) enable the Corporation to attract and retain persons of outstanding competence, (ii) provide a means whereby certain amounts payable by the Corporation to selected executives may be deferred to some future period and to provide such executives with a means to have deferred amounts treated as if invested in the Corporation's stock, thereby aligning their interests more closely with the interests of shareholders and
(iii) effective July 1, 2001, provide a matching credit by the Corporation to certain elected officers of the Corporation and to provide such elected officers with alternatives as to the manner in which annual adjustments are made to their credited matching accounts. The Plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                             Section 2. Definitions

     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

     (a) "Board" means the Board of Directors of the Corporation.

     (b) "Cause" means that prior to a Participant's Termination of Employment, he shall have (i) engaged in any act of fraud, embezzlement or theft in connection with his duties as an executive or in the course of employment with the Corporation or its subsidiaries; (ii) wrongfully disclosed any secret process or confidential information of the Corporation or its subsidiaries; or
(iii) engaged in any Competitive Activity; and in any such case the act shall have been determined to have been materially harmful to the Corporation. A Participant's employment may not be terminated for Cause prior to the receipt by the Participant of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board) finding that the Participant was guilty of conduct set forth in the definition of Cause, and specifying the particulars thereof in detail. In the event of a dispute regarding whether the Participant's employment has been terminated for Cause, no claim by the Corporation that Cause exists shall be given effect unless the Corporation establishes by clear and convincing evidence that Cause exists.

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     (c) "Committee" means the Organization and Executive Compensation Committee of the Board or, as to compensation matters in respect of which it has authority, any other committee of the Board or director or officer of the Corporation that has authority of the Organization and Executive Compensation Committee of the Board relating to compensation matters.

     (d) "Common Stock" means the common stock, par value $1.00 per share, of the Corporation.

     (e) "Compensation" means the gross Salary and Incentive Compensation payable to a Participant during a given Year and Other Compensation payable to a Participant during a given Year.

          (i) Salary. "Salary" means all regular, basic compensation, before reduction for amounts deferred pursuant to this Plan or any other plan of the Corporation, payable in cash to a Participant for services during the Year in question, exclusive of any bonuses or incentive compensation, special fees or awards, allowances, or amounts designated by the Corporation as payments toward or reimbursement of expenses.

          (ii) Incentive Compensation. "Incentive Compensation" means the annual Incentive Compensation Plan payable in cash by the Corporation to a Participant in the Year in question.

          (iii) Other Compensation. "Other Compensation" means other compensation payable in cash and/or Common Stock or other property by the Corporation to a Participant in the Year in question, including without limitation compensation payable under the Amended and Restated Snap-on Incorporated 2001 Incentive Stock and Awards Plan, as amended, if the award of such compensation provides that the Participant may defer the compensation.

          (iv) Match Compensation. "Match Compensation" means Salary and Incentive Compensation that a Participant eligible to receive matching credits under Section 5 would have otherwise received in the Year in question, but for such amounts being deferred pursuant to this Plan.

     (f) "Competitive Activity" shall mean the Participant's participation without the written consent of the Board in the management of any business enterprise which manufactures or sells any product or service competitive with any product or service of the Corporation or its subsidiaries. Competitive Activity shall not include the ownership of less than five (5) percent of the securities in any enterprise and exercise of any ownership rights related thereto.

     (g) "Corporation" means Snap-on Incorporated, a Delaware corporation.

     (h) "Fair Market Value" means the closing price of Common Stock on the New York Stock Exchange on any particular date or, if no closing price is available on that date, then the closing price on the immediately succeeding business day on which there is a closing price; provided, however, that for purposes of
Section 17, Fair Market Value shall mean the closing price of the Common Stock on the New York Stock Exchange on the date of the Change of

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Control (as defined therein) or, if higher, the highest price per share of
Common Stock paid in the transaction giving rise to the Change of Control.

     (i) "Growth Increment" means the amount of interest earned on a Participant's deferred amounts in the Participant's Cash Account (as defined in Section 6.1(a)).

     (j) "Participant" means an individual eligible to participate in the Plan pursuant to Section 3.1.

     (k) "Retirement" means that (1) a Participant retires or is retired from the employ of the Corporation and its subsidiaries (i) on or after attaining age sixty-five (65) years or (ii) on or after attaining age fifty (50) years if the Participant has completed ten or more years of continuous employment, as defined in the Snap-on Incorporated Retirement Plan; (2) a Participant retires or is retired from the employ of the Corporation and its subsidiaries because of total and permanent disability; or (3) the Committee determines by resolution that a Participant shall be deemed to have retired from the employ of the Corporation and its subsidiaries for purposes of the Plan

     (l) "Termination of Employment" means (i) that a Participant has terminated the Participant's employment with the Corporation and its subsidiaries for any reason other than Retirement or Death; or (2) that the Corporation and its subsidiaries have terminated the Participant's employment with the Corporation and its subsidiaries for any reason other than Retirement or Death. Termination of Employment does not include a Participant's change in status from full-time employment to part-time employment.

     (m) "Year" means a calendar year.

     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

                    Section 3. Eligibility and Participation

     3.1 Eligibility. The Plan is primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Subject to the preceding sentence, the following persons shall be eligible to participate in the Plan:

     (a) the elected officers and appointed officers of the Corporation;

     (b) the elected officers and appointed officers of Snap-on Tools Company
LLC;

     (c) any other U.S. employee of the Corporation or any direct or indirect subsidiary of the Corporation whose employment grade is Grade 37 or higher (or the equivalent of Grade 37 or higher, as determined by the Chief Executive Officer); and

     (d) any other employee of the Corporation or any direct or indirect subsidiary of the Corporation designated by the Chair of the Committee or by the Chief Executive Officer of the Corporation from time to time.

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     3.2 Ceasing Eligibility. In the event a Participant no longer meets the requirements for participation in this Plan, he shall become an inactive Participant. An inactive Participant shall retain all rights described under this Plan, except the right to make any further deferrals and the right to receive any further matching credits, until the time that he again meets the eligibility requirements of Section 3.1 (and, if applicable, Section 5.1).

                          Section 4. Election to Defer

     4.1 Deferral Election. (a) Subject to the following provisions, a Participant irrevocably may elect, by written notice to the Corporation, to defer all or a percentage of annual Salary, Incentive Compensation, or both Salary and Incentive Compensation.

          (i) With respect to Salary deferrals, the deferral percentage elected shall be applied to the Participant's Salary for each pay period of the Year to which the deferral election applies, and the deferral election must be made before the last business day of the Year immediately preceding the Year for which such deferral election applies.

          (ii) With respect to Incentive Compensation deferrals, the deferral percentage elected shall apply only to the Participant's Incentive Compensation payable with respect to service performed in the Year in which the deferral election is made, and the deferral election must be made before the last business day of such Year.

     (b) An individual who becomes a Participant at or after the beginning of the Year may irrevocably elect, by written notice to the Corporation, to defer all or a percentage of (i) the annual Salary earned by such Participant for such Year after such election, if such election is made within thirty (30) days after becoming a Participant, and (ii) the pro rata share of the Participant's Incentive Compensation, if any, payable with respect to service performed during such Year, if such election is made before the last business day of such Year.

     (c) If so provided in an award of Other Compensation, and subject to such restrictions and conditions as may be set forth in the award or imposed by the Corporation, a Participant irrevocably may elect, by written notice to the Corporation, to defer all or a percentage of such Other Compensation.

     (d) In connection with a Participant's deferral election pursuant to this
Section 4.1 relating to Compensation that the Participant would have otherwise received in a given Year, and thereafter from time to time during that Year as determined by the Participant subject to any rules established by the Committee pursuant to Section 11.1, the Participant shall provide written direction to the Corporation indicating the portion of the Participant's Compensation that the Participant would have otherwise received in that Year that should be (1) credited to the Participant's Cash Account, except to the extent Section 6.5 would require a credit of some or all of the Compensation to the Participant's Share Account (as defined in Section 6.1(a)); (2) credited to the Participant's Share Account; or (3) for deferral elections made on or after September 1, 2003, credited to the Participant's Mutual Fund Account (as defined in Section 6.1(a)), except to the extent Section 6.5 would require a credit of some or all of the Compensation to the Participant's Share Account. Each written direction shall become effective immediately upon receipt by the Corporation for Compensation otherwise payable after such

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date subject to rules that the Committee establishes pursuant to Section 11.1. A
Participant who has elected to defer any of the Participant's Compensation to the Mutual Fund Account shall further elect which one or more of the investment funds, from those designated from time to time by the Committee as available to Participants under the Plan (each a "Reference Fund" and, collectively, the "Reference Funds"), shall be used for purposes of crediting hypothetical investment gains or losses to the Participant's Mutual Fund Account, and the Participant shall elect the percentage of the Participant's Compensation that is to be deemed invested in each elected Reference Fund. To the extent a Participant fails to elect an account to which to credit Compensation for a Year pursuant to this Section 4.1(d), the Participant's Compensation for such Year shall be credited to the Participant's Cash Account, except to the extent
Section 6.5 would require a credit of some or all of the Compensation to the Participant's Share Account.

     4.2 Deferral Period (a) The first time a Participant makes an election pursuant to this Section 4.1 relating to Compensation that the Participant would have otherwise received in a given Year, the Participant irrevocably shall select a single deferral period for all Compensation that the Participant would have otherwise received in that Year ("Year Deferred Amounts"). The deferral period shall be for a specified number of Years or until a specified date. The earliest a deferral period may end is the first January 1 following the Year in which the Participant would have otherwise received the Compensation.

     Respecting deferral elections made prior to September 1, 2003, a Participant shall modify any such prior elections to ensure that going forward all Year Deferred Amounts subject to such prior elections have a single deferral period for Year Deferred Amounts for each Year in question. The Committee shall establish the appropriate procedures and time frame to effect the required modifications.

     (b) However, notwithstanding the deferral period specified, payments of Year Deferred Amounts shall begin following the earliest to occur of:

          (i) Death,

          (ii) Subject to subsection (c), Retirement, or

          (iii) Subject to subsection (d), Termination of Employment.

     (c) A Participant may elect to have the deferral period for Year Deferred Amounts continue beyond termination of employment due to Retirement by so indicating when the Participant selects, or modifies pursuant to Section 4.4, the Participant's deferral period for a the Year Deferred Amounts. At such time, the Participant may elect one or more successive post -retirement deferral periods of up to one (1) Year each, but in no event may the aggregate of these successive post-retirement deferral periods and any annual installments elected pursuant to Section 4.3 exceed twenty-five (25) years beyond termination of employment due to Retirement.

     (d) Effective January 1, 2001, a Participant may elect to have the deferral period for Year Deferred Amounts continue beyond Termination of Employment with the Corporation, but only if such employment was terminated at the initiative of the Corporation for reasons other than for Cause. A Participant may exercise this one-time election by so indicating when the Participant selects, or modifies pursuant to Section 4.4, the Participant's deferral period for the

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Year Deferred Amounts. At such time, the Participant may elect one or more post-termination deferral periods of up to one (1) Year each, but in no event may the aggregate of these successive post-retirement deferral periods and any annual installments elected pursuant to Section 4.3 exceed twenty-five (25) years beyond Termination of Employment initiated by the Corporation for reasons other than Cause.

     4.3 Manner of Payment Election. At the same time as an election is made pursuant to Section 4.1, or is modified pursuant to Section 4.4, the Participant also may elect to have Year Deferred Amounts paid either in a lump sum or in up to twenty-five (25) substantially equal annual installments; provided, however, at such time a Participant that elects to receive payments in substantially equal annual installments may also specify a date within the installment period to receive all then remaining Year Deferred Amounts in a lump sum.

     4.4 Modification. A Participant may change the manner in which Year Deferred Amounts will be paid and/or the date such payments are to commence by written election made prior to the Year in which such payments are to commence. A Participant may not make any modification pursuant to this Section 4.4 in or after the Year payments commence respecting the deferral election in question.

                          Section 5. Matching Credits

     5.1 Effective Date and Eligibility. Effective July 1, 2001, the Corporation shall credit matching credits under this Plan only to Participants described in this Section at such time and in such amounts as provided in Section 5.2. Notwithstanding anything to the contrary in the Plan, only those Participants who are also actively participating in the cash balance formula in the Snap-on Incorporated Supplemental Retirement Plan for Officers, as amended from time to time, and are making deferrals under this Plan, or into the Snap-on Incorporated Savings Plan, for the Year shall be eligible for a matching credit by the Corporation for a Year for their benefit under this Plan.

     5.2 Time and Amount of Matching Contributions. The Corporation shall credit matching credits under this Plan during each calendar quarter for the benefit of each eligible Participant. The amount of the matching credit for each calendar quarter for the benefit of an eligible Participant will be an amount equal to the excess of:

     (a) the lesser of (i) the product of the Participant's Match Compensation for the calendar quarter multiplied by fifty percent (50%), or (ii) three percent (3%) of the Participant's Compensation (other than Other Compensation) for such calendar quarter, over

     (b) the actual matching contribution made by the Corporation for the benefit of such Participant for such calendar quarter under the Snap-on 401(k) Plan.

     5.3 Deferral Period.

     (a) The deferral period selected for Year Deferred Amounts by a Participant under Section 4.2 shall also apply to the matching credits credited under
Section 5 with respect to those Year Deferred Amounts.

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     (b) However, notwithstanding the deferral period specified, payments of matching credits shall begin following the earliest to occur of:

          (i) Death,

          (ii) Subject to Section 4.2(c), Retirement, or

          (iii) Subject to section 4.2(d), Termination of Employment.

     5.4 Manner of Payment Election. A Participant's elected manner of payment for Year Deferred Amounts under Section 4.3 shall also apply to the matching credits credited under Section 5 with respect to those Year Deferred Amounts.

     5.5 Modification. A Participant's change in the manner in which Year Deferred Amounts will be paid and/or the date such payments are to commence under Section 4.4 will apply to the associated matching credits.

                              Section 6. Accounts

     6.1 Participant Accounts.

     (a) Deferred Compensation Accounts. The Corporation shall establish and maintain individual bookkeeping accounts in respect of deferrals made by a Participant consisting of a "Cash Account", a "Share Account" and a "Mutual Fund Account". A Participant shall have separate accounts for Year Deferred Amounts with different deferral periods under Section 4.2 and/or manners of payment under Section 4.3.

          (i) If a Participant has elected pursuant to Section 4.1(d) to have any portion of the Participant's Year Deferred Amounts credited to the Participant's Cash Account, then the Participant's Cash Account shall be credited with the dollar amount of any amount deferred and to be credited to the Participant's Cash Account as of the date the amount deferred otherwise would have become due and payable.

          (ii) If a Participant has elected pursuant to Section 4.1(d) to have any portion of the Participant's Year Deferred Amounts credited to the Participant's Share Account, then the dollar amount deferred and to be credited to the Participant's Share Account shall be converted into deferred shares of Common Stock to be credited to the Participant's Share Account as of the date the amount deferred otherwise would have become due and payable. In such event, there shall be credited to the Participant's Share Account as of such date a number of units ("Share Units") equal to the dollar amount of any amount deferred divided by the Fair Market Value as of the payroll date.

          (iii) If a Participant has elected pursuant to Section 4.1(d) to have any portion of the Participant's Year Deferred Amounts credited to the Participant's Mutual Fund Account, then based on the dollar amount deferred shares (including fractional shares) of the appropriate Reference Fund(s) shall be credited to the Participant's Mutual Fund Account ("Mutual Fund Shares"), with the number of Mutual Fund Shares to be credited determined in accordance with administrative procedures and regulations that the

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     Committee establishes from time to time. A Participant's Mutual Fund
     Account may consist of any one or more of the Reference Funds, in such proportion as the Participant has elected pursuant to 4.1(d) in connection with the first deferral election made respecting a given Year, and this proportion may not be modified, except as permitted by the Committee.

     (b) Matching Credits Accounts. The Corporation shall establish and maintain an individual bookkeeping account in respect of matching credits by the Corporation for the benefit of an eligible Participant to be known as a "Matching Account". A Participant's Matching Account shall be credited with a number of Share Units equal to the dollar amount of matching credits under
Section 5 for the Participant's benefit divided by the Fair Market Value on the date the Corporation credits the matching credits.

     6.2 Growth Increments on Cash Accounts. The Corporation will provide the opportunity for Growth Increments to be earned on the balance of a Participant's Cash Accounts. The Committee will have the authority to select, from time to time, the appropriate interest rate to apply to such amounts. Each Cash Account shall be credited on the first day of each month with a Growth Increment computed on the daily balance in the Cash Account during the immediately preceding month. The Growth Increment shall be the sum of the daily interest earned, compounded monthly by the interest rate selected by the Committee.

     6.3 Changing Accounts.

     (a) Subject to applicable corporate policies and Section 6.3(g), from time to time a Participant may convert all or a portion of any Cash Account balance of the Participant into deferred shares of Common Stock credited to the Participant's corresponding Share Account by written notice to the Corporation. In such event, and effective as of the close of business on the trading day on the date that the Corporation receives such notice, if the notice is received before the close of trading on that day, otherwise as of the close of business on the immediately succeeding trading day (the "Effective Date"), (i) there shall be credited to the Participant's Share Account a number of Share Units equal to the number of Share Units specified in the notice or, if such notice specifies a dollar amount, a number of Share Units equal to such dollar amount divided by the Fair Market Value as of the Effective Date; and (ii) the Participant's Cash Account shall be debited in an amount equal to the number of Share Units credited to the Share Account multiplied by the Fair Market Value as of the Effective Date.

     (b) Subject to applicable corporate policies, from time to time a Participant may convert all or a portion of any Cash Account balance of the Participant into an amount to be credited to the Participant's corresponding Mutual Fund Account by giving written notice to the Corporation, which notice shall specify the dollar amount to be credited to each of the Reference Funds. In such event, and effective as of the Effective Date, (i) there shall be credited to the Participant's Mutual Fund Account Mutual Fund Shares for the applicable Reference Funds equal to the dollar amount being converted divided by the net asset value of the applicable Mutual Fund Shares as of the close of trading on the Effective Date ("Effective Date Fund Shares Value"); and (ii) the Participant's Cash Account shall be debited in an amount equal to the dollar amount being converted.

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     (c) Subject to applicable corporate policies and Section 6.3(g), from time to time a Participant with a credit balance in a Mutual Fund Account may convert all or a portion of any Mutual Fund Shares credited to the Participant's corresponding Mutual Fund Account into deferred shares of Common Stock credited to the Participant's corresponding Share Account by written notice to the Corporation, which notice shall specify the number of Mutual Fund Shares to be converted and the Reference Fund(s) to which such Mutual Fund Shares correspond or a dollar amount and the Reference Fund(s) to which such dollar amount corresponds. In such event, and effective as of the Effective Date, (i) there shall be credited to the Participant's Share Account a number of Share Units equal to (A) the Effective Date Fund Shares Value of the Mutual Fund Shares specified in the notice divided by the Fair Market Value as of the Effective Date or (B) the dollar amount specified in the notice divided by the Fair Market Value as of the Effective Date; and (ii) the Participant's Mutual Fund Account shall be debited by the number of Mutual Fund Shares specified in the notice or, as the case may be, by the number of Mutual Fund Shares having an Effective Date Fund Shares Value equal to the dollar amount specified in the notice.

     (d) Subject to applicable corporate policies, from time to time a Participant with a credit balance in a Mutual Fund Account may convert all or a portion of any Mutual Fund Shares credited to the Participant's corresponding Mutual Fund Account into an amount to be credited to the Participant's corresponding Cash Account by giving written notice to the Corporation, which notice shall specify the number of Mutual Fund Shares to be converted and the Reference Fund(s) to which such Mutual Fund Shares correspond or a dollar amount and the Reference Fund(s) to which such dollar amount corresponds. In such event, and effective as of the Effective Date, (i) there shall be credited to the Participant's Cash Account an amount equal to (A) the Effective Date Fund Shares Value of the Mutual Fund Shares specified in the notice or (B) the dollar amount specified in the notice; and (ii) the Participant's Mutual Fund Account shall be debited by the number of Mutual Fund Shares specified in the notice or, as the case may be, by the number of Mutual Fund Shares having a Effective Date Fund Shares Value equal to the dollar amount specified in the notice.

     (e) Subject to applicable corporate policies and Section 6.3(g), from time to time a Participant with a credit balance in a Share Account may convert all or a portion of such balance into an amount to be credited to the Participant's corresponding Cash Account by giving written notice to the Corporation, which notice shall specify the number of Share Units to be converted or a dollar amount. In such event, and effective as of the Effective Date, (i) there shall be credited to the Participant's Cash Account an amount equal to (A) the number of Share Units specified in the notice multiplied by the Fair Market Value as of the Effective Date or (B) the dollar amount specified in the notice; and (ii) the Participant's Share Account shall be debited by the number of Share Units specified in the notice, or, as the case may be, by the number of Share Units having a Fair Market Value as of the Effective Date equal to the dollar amount specified in the notice.

     (f) Subject to applicable corporate policies and Section 6.3(g), from time to time a Participant with a credit balance in a Share Account may convert all or a portion of such balance into an amount to be credited to the Participant's corresponding Mutual Fund Account by giving written notice to the Corporation, which notice shall specify the number of Share Units to be converted or a dollar amount and the Share Units or dollar amounts to be credited to each

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of the Reference Funds. In such event, and effective as of the Effective Date,
(i) there shall be credited to the Participant's Mutual Fund Account a number of Mutual Fund Shares for the applicable Reference Funds equal to (A) the Fair Market Value of the Share Units as of the Effective Date divided by the Effective Date Fund Shares Value or (B) the dollar amount specified in the notice divided by the Effective Date Fund Shares Value; and (ii) the Participant's Share Account shall be debited by the number of Share Units specified in the notice, or, as the case may be, by the number of Share Units having a Fair Market Value as of the Effective Date equal to the dollar amount specified in the notice.

     (g) A Participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, may make transfers of existing balances pursuant to Sections 6.3(a), (c), (e) or (f) if the transfer is effected pursuant to an election made at least six (6) months after the date of the Participant's most recent opposite-way election making a transfer of existing balances pursuant to Sections 6.3(a), (c), (e) or (f) or existing account balances out of or into a Common Stock fund under any other Corporation plan, or more frequently as permitted by the Committee.

     6.4 Cash Dividends. Whenever cash dividends are paid by the Corporation on outstanding Common Stock, as of the payment date for the dividend, there shall be credited between a Participant's Share Account and Matching Account (if any, and then only to the extent then maintained in Share Units), as appropriate, additional Share Units equal to the amount per share of the cash dividend on the Common Stock multiplied by the number of Share Units credited to the Participant's Share Account, if any, and Matching Account (if any, and then only to the extent then maintained in Share Units) as of the close of business on the record date for the dividend divided by the Fair Market Value of the Common Stock on the date of payment of the dividend.

     6.5 Deferral of Other Compensation. Subject to the authority of the Committee, the Corporation's Chief Executive Officer may approve the terms of any agreements between the Corporation and any Participant relating to the deferral of Other Compensation where, but for the Participant's deferral, the Participant would have received shares of Common Stock if such officer determines that such terms are appropriate to carry out the purposes of this Plan and the award of Other Compensation. Without limitation, the Corporation may enter into an agreement with a Participant relating to such a deferral under which (i)(A) there shall be credited to the Participant's Share Account a number of Share Units equal to the number of shares of Common Stock the receipt of which the Participant has deferred which credit shall be made as of the date the Other Compensation deferred otherwise would have become due and payable or (B) Share Units shall be credited to the Participant's Share Account only at a future date, such as the date that one or more conditions to vesting have been satisfied; (ii) a credit of Share Units may be made subject to such restrictions as are imposed under the terms of the award of Other Compensation (or restrictions substantially equivalent to those to which shares of Common Stock would have been subject but for the deferral), including without limitation forfeiture under certain circumstances and restrictions on the Participant's rights to convert such Share Units pursuant to this Section 6.5; and (iii) if the terms of the award of Other Compensation require a Participant to deliver cash and/or shares of Common Stock to the Corporation to exercise or otherwise receive the benefit of such Other Compensation, then in lieu of delivering such cash and/or Common Stock, there may be a debit to the Participant's Cash Account in an amount equal to the amount of cash that the Participant otherwise would have delivered and/or a debit to

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the Participant's Share Account in an amount equal to the number of shares of
Common Stock that the Participant otherwise would have delivered, in each case to the extent of any credit balance in such account.

     6.6 Earnings Adjustments to Matching Accounts.

     (a) Except as provided in Section 6.6(b), a Participant's Matching Account will be adjusted (in the manner provided in Section 6.6(c)) at the end of each Year in an amount which is equal to the net increase (or net decrease as appropriate) in Fair Market Value for the same Year.

     (b) Diversification Election. Unless elected by a Participant to the contrary under and subject to this Section 6.6(b), annual earnings adjustments to the Participant's Matching Account shall be determined with reference to Fair Market Value pursuant to Section 6.6(a). A Participant may elect to have the annual earnings adjustments to the Participant's Matching Account be determined with reference to a measure other than Fair Market Value, including the Cash Account, the Mutual Fund Account and any other alternative earnings measure that the Committee approves. Once an election is made under this Section 6.6(b), the Participant's Matching Account balance shall be converted out of Share Units (using Fair Market Value on the date the election is effective) and shall not be maintained in Share Units again.

     For purposes of this Section 6.6(b), a change to the measure used to determine adjustments to a Matching Account of a Participant shall be made at the election of the Participant, but only at the same times, under the same conditions and subject to the same limitations as are allowed or imposed under the Snap-on 401(k) Plan for diversifying the Corporation's matching contribution under such plan out of shares of Common Stock to other permissible investments available under the Snap-on 401(k) Plan. The election provided in this Section 6.6(b) shall be made in writing as directed by the Committee. Earnings adjustments to Matching Accounts after the effective date of an election under this Section 6.6(b) shall be calculated for the Participant's Matching Account with reference to the Participant's duly elected alternative earnings measure.

     (c) An eligible Participant's Matching Account shall be credited, or debited, as appropriate, at the end of each Year with (i) a number of Share Units equal to the dollar amount of adjustments determined under Section 6.6(a) divided by the Fair Market Value on the date the Corporation credits such adjustments to the Participant's Matching Account, or (ii) an earnings adjustment calculated as provided in Section 6.6(b) if a qualified election has been made under Section 6.6(b).

     6.7 Charges Against Accounts. There shall be charged against a Participant's Cash Account any cash payments (excluding payments for fractional shares) made to the Participant or to his beneficiary in accordance with Section
7. There shall be charged against a Participant's Share Account any distributions made to the Participant or to his beneficiary in respect of the Participant's Share Account in accordance with Section 7. There shall be charged against a Participant's Mutual Fund Account any distributions made to the Participant or to his beneficiary in respect of the Participant's Mutual Fund Account in accordance with Section 7. There shall be charged against a Participant's Matching Account any distributions made to the

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

Participant or to his beneficiary in respect of the Participant's Matching Account in accordance with Section 7.

     6.8 Terminated Reference Fund. In the event a Reference Fund shall for any reason no longer be available or otherwise appropriate for use under the Plan, including but not limited to considerations of administrative feasibility, the Committee shall determine the aggregate net asset value of the Mutual Fund Shares of the affected Reference Fund in a Participant's Mutual Fund Account. Based on the aggregate net asset value of the Mutual Fund Shares of the affected Reference Fund in the Participant's Mutual Fund Account, the Participant shall redesignate all such amounts to another Reference Fund(s), or to the Participant's Cash Account, to be credited to the Participant's Cash Account in accordance with Section 6.1(a).

              Section 7. Payment of Deferred and Matching Amounts

     7.1 Payment of Deferred and Matching Amounts.

     (a) Payment of a Participant's Cash Account balance, including accumulated Growth Increments attributable thereto and dividend credits under Section 6.4, shall be paid in cash commencing within thirty (30) calendar days after the commencement date referred to in Section 4.2 (as may be modified pursuant to Section 4.4). The payments shall be made in the manner selected by the Participant under Section 4.3 or, in the absence thereof, in a lump sum. The amount of each payment shall be equal to a Participant's then distributable Cash Account balance multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

     (b) Payment of a Participant's Share Account balance shall be paid commencing within thirty (30) calendar days after the commencement date referred to in Section 4.2 (as may be modified pursuant to Section 4.4). Payments in respect of a Share Account balance shall be made in cash in an amount equal to the number of Share Units then payable multiplied by the Fair Market Value on the date of payment; provided, however, that at the election of a Participant, made by written notice to the Corporation delivered not less than five business days before a payment due date, payments in respect of a Share Account may be made solely in Common Stock by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based upon the Fair Market Value on the date of payment. The payments shall be made in the manner selected by the Participant under Section 4.3 or, in the absence thereof, in a lump sum. The number of Share Units payable at the time of a payment shall be equal to a Participant's then distributable Share Account balance multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

     (c) Payment of a Participant's Mutual Fund Account balance shall be paid commencing within thirty (30) calendar days after the commencement date referred to in Section 4.2 (as may be modified pursuant to Section 4.4). Payments in respect of a Mutual Fund Account shall be made in cash as set forth below. The payments shall be made in the manner selected by the Participant under Section
4.3 or, in the absence thereof, in a lump sum. The amount of cash payable shall be equal to the aggregate net asset value of the Mutual Fund Shares credited to the Participant's Mutual Fund Account as of the payment date multiplied by a

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

fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

     (d) Payment of a Participant's Matching Account balance shall be paid commencing within thirty (30) calendar days after the commencement date referred to in Section 5.3 (as may be modified pursuant to Section 5.5). Payments in respect of a Matching Account balance maintained in Share Units at the time shall be made in cash in an amount equal to the number of Share Units then payable multiplied by the Fair Market Value on the date of payment; provided, however, that at the election of a Participant, made by written notice to the Corporation delivered not less than five (5) business days before a payment due date, payments in respect of a Matching Account maintained in Share Units at the time may be made solely in Common Stock by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based upon the Fair Market Value on the date of payment. Payments of a Participant's Matching Account balance that is no longer maintained in Share Units shall be in cash in an amount equal to the Matching Account balance plus accumulated adjustments under Sections 6.6(b) and 6.6(c) and dividend credits under Section 6.4. The payments shall be made in the manner selected by the Participant under Section 5.4 or, in the absence thereof, in a lump sum. The number of Share Units payable at the time of a payment shall be equal to a Participant's then distributable Matching Account balance maintained in Share Units multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

     7.2 Acceleration of Payments. If a Participant dies prior to the payment of all or a portion of his Cash Account, Share Account, Mutual Fund Account and/or Matching Account balances, the balance of any amounts payable shall be paid in a lump sum to the beneficiaries designated under Section 8.

     7.3 Financial Emergency. The Committee, in its sole discretion, may alter the timing or manner of payment of Year Deferred Amounts and/or matching amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee may:

     (a) provide that all, or a portion of, the amount previously deferred by the Participant immediately shall be paid in a lump sum payment,

     (b) provide that all, or a portion of, the installments payable over a period of time immediately shall be paid in a lump sum, or

     (c) provide for such other installment payment schedules as it deems appropriate under the circumstances, as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.

     Severe financial hardship will be deemed to have occurred in the event of the Participant's impending bankruptcy, a dependent's long and serious illness, or other events of similar magnitude. The Committee's decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of Year Deferred Amounts or matching credits shall be altered or modified shall be final, conclusive, and not subject to appeal.

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

                       Section 8. Beneficiary Designation

     8.1 Designation of Beneficiary. A Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing to the Corporation in such form as it requires or accepts and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his beneficiary or beneficiaries by a signed, written instrument delivered to the Corporation. If a Participant is married and names someone other than (or in addition to) the Participant's spouse as a beneficiary, then the Participant's spouse must provide a written consent to this beneficiary designation that has been witnessed by a notary public. The payment of amounts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Corporation.

     8.2 Death of Beneficiary. In the event that all of the beneficiaries named in Section 8.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant's estate, and in such event, the term "beneficiary" shall include his estate.

     8.3 Ineffective Designation. In the event the Participant does not designate a beneficiary, or if for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant's estate, and in such event, the term "beneficiary" shall include his estate.

                       Section 9. Rights of Participants

     9.1 Contractual Obligation. It is intended that the Corporation is under a contractual obligation to make payments from a Participant's account when due. Payment of account balances payable in cash shall be made out of the general funds of the Corporation as determined by the Board.

     9.2 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Corporation. To the extent that any person acquires a right to receive payments under this Plan, such receipt shall be no greater than the right of any unsecured general creditor of the Corporation.

     9.3 Employment. Nothing in the Plan shall interfere with or limit in any way the rights of the Corporation to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.

     9.4 Participation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

                         Section 10. Nontransferability

     10.1 Nontransferability. In no event shall the Corporation make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of a payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or

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

otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.

                           Section 11. Administration

     11.1 Administration. This Plan shall be administered by the Committee. The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

     11.2 Finality of Determination. The Committee has sole discretion in interpreting the provisions of the Plan. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

     11.3 Expenses. The cost of payments from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

     11.4 Action by the Corporation. Any action required or permitted to be taken under this Plan by the Corporation shall be by resolution of the Board, by the duly authorized Committee of the Board, or by a person or persons authorized by resolution of the Board or the Committee.

                     Section 12. Amendment and Termination

     12.1 Amendment and Termination. The Corporation expects the Plan to be permanent but, since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board. Notwithstanding the foregoing, upon the occurrence of a Potential Change of Control (as hereinafter defined) and for a period of six (6) months thereafter, the Plan may not be terminated or amended in a manner adverse to Participants. For purposes of this Section, a "Potential Change of Control" shall be deemed to have occurred if an event set forth in any one of the following shall have occurred:

          (i) The Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

          (ii) The Corporation or any other Person publicly announces an intention to take or consider taking actions that, if consummated, would constitute a Change of Control;

          (iii) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing fifteen percent (15%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities; or

          (iv) The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change of Control has occurred.

     Each of "Change of Control," "Person" and "Beneficial Owner" shall have the meaning set forth in Section 17.1.

                           Section 13. Applicable Law

     13.1 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Wisconsin.

                        Section 14. Withholding of Taxes

     14.1 Tax Withholding. The Corporation shall have the right to deduct from all contributions made to, or payments made from, the Plan any federal, state, or local taxes required by law to be withheld with respect to such contributions or payments. The Corporation may defer making payments in the form of Common Stock under the Plan until satisfactory arrangements have been made for the payment of any federal, state or local taxes required to be withheld with respect to such payment or delivery. Each Participant shall be entitled to irrevocably elect, prior to the date shares of Common Stock would otherwise be delivered hereunder, to have the Corporation withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld. The value of fractional shares remaining after payment of the withholding taxes shall be paid to the Participant in cash. Shares so withheld shall be valued at Fair Market Value on the date such shares would have otherwise been transferred hereunder.

                               Section 15. Notice

     15.1 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand-delivered, or sent by a registered or certified mail, and if given to the Corporation, delivered to the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

                        Section 16. Common Stock Matters

     16.1 Stock Reserved for the Plan. The Corporation shall make available as and when required a sufficient number of shares of Common Stock to meet the needs of the Plan. Shares of Common Stock issued hereunder shall be previously issued shares reacquired and held by the Corporation.

     16.2 General Restrictions.

     (a) Investment Representations. The Corporation may require any Participant, as a condition of receiving Common Stock under this Plan, to give written assurances in substance and form satisfactory to the Corporation and its counsel to the effect that such person is acquiring the Common Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Corporation deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     (b) Compliance with Securities Laws. Delivery of Common Stock under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares thereunder, such shares may not be delivered in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration or qualification.

     16.3 Effect of Certain Changes in Capitalization. In the event of any Change in Capitalization, a proportionate substitution or adjustment may be made in (a) the aggregate number and/or kind of shares or other property reserved for issuance under the Plan, (b) the number and kind of shares or other property to be delivered under the Plan and (c) the number and kind of shares or other property held in each Participant's Share Account and Matching Account (if any), in each case as may be determined by the Committee in its sole discretion. Such other proportionate substitutions or adjustments may be made as shall be determined by the Committee in its sole discretion. "Change in Capitalization" means any increase, reduction, change or exchange of shares of Common Stock for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise; or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Corporation.

                         Section 17. Change of Control

     17.1 Change of Control. For purposes of this Plan, a "Change of Control" shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

     (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 25% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

     (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 25, 2002, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on

January 25, 2002 or whose appointment, election or nomination for election was previously so approved or recommended; or

     (c) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 25% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities; or

     (d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

     Notwithstanding the foregoing, no "Change of Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

     For purposes of the definitions of Change of Control and Potential Change of Control, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Corporation Beneficially Owned by it on such date.

     17.2 Payments. Upon the occurrence of a Change of Control, and notwithstanding Section 7,

     (a) payment of a Participant's Cash Account balance and Matching Account balance (if any, and then only to the extent not then maintained in Share Units) shall be made immediately in cash in a lump sum; and

     (b) payment of a Participant's Mutual Fund Account balance shall be made immediately in cash in a lump sum in an amount equal to the aggregate net asset value of the Mutual Fund Shares credited to the Participant's Mutual Fund Account as of the date of the Change of Control; and

     (c) all Share Units credited to a Participant's Share Account and Matching Account (if any) shall be converted into an amount equal to the number of Share Units multiplied by the Fair Market Value, which amount shall be (i) paid as soon as possible to such Participant and (ii) denominated in (A) such form of consideration as the Participant would have received had the Participant been the owner of record of such shares of Common Stock at the time of such Change of Control, in the case of a "Change of Control With Consideration" or (B) cash, in the case of a "Change of Control Without Consideration". For purposes of this
Section 17.2(b), (I) "Change of Control With Consideration" shall mean a Change of Control in which shares of Common Stock are exchanged or surrendered for shares, cash or other property and (II) "Change of Control Without Consideration" shall mean a Change of Control pursuant to which shares of Common Stock are not exchanged or surrendered for shares, cash or other property.

                            Section 18. Rating Event

     18.1 Rating Event. The term "Rating Event" means the date on which the Corporation's debt rating drops below an Investment Grade Rating. "Investment Grade Rating" means a rating at or above Baa3 by Moody's Investors Services, Inc. (or its successors) or a rating at or above BBB by Standard & Poor's Corporation (or its successors). Only one such rating at the required level is necessary for the Corporation to have an Investment Grade Rating for purposes of this Section. If either or both of these ratings cease to be available then an equivalent rating from a nationally prominent rating agency shall be substituted by the Corporation.

     18.2 Payment. Upon the occurrence of a Rating Event, and notwithstanding
Section 7:

     (a) a Participant's Cash Account balance and Matching Account balance (if any, and then only to the extent not then maintained in Share Units) shall be paid immediately in cash in a lump sum; and

     (b) payment of a Participant's Mutual Fund Account balance shall be made immediately in cash in a lump sum in an amount equal to the aggregate net asset value of the Mutual Fund Shares credited to the Participant's Mutual Fund Account as of the payment date; and

     (c) payments in respect of a Share Account balance shall be made immediately in cash in an amount equal to the number of Share Units then payable multiplied by the Fair Market Value on the date of payment; provided, however, that at the election of a Participant, made by written notice to the Corporation prior to delivery of such cash, payments in respect of a Share Account may be made solely in Common Stock by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based upon the Fair Market Value the date of payment; and

     (d) payments in respect of a Matching Account balance (if any, and then only to the extent then maintained in Share Units) shall be made immediately in cash in an amount equal to the number of Share Units then payable multiplied by the Fair Market Value on the date of payment; provided, however, that at the election of a Participant, made by written notice to the Corporation prior to delivery of such cash, payments in respect of a Share Account may be made solely in Common Stock by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based upon the Fair Market Value on the date of payment; and

     (e) In addition to payment of the Participant's Cash Account balance as described above, the Corporation shall pay the Participant an amount equal to the interest that would have been earned on the Accelerated Tax Amount from the date of the Rating Event to the date payment of Year Deferred Amounts was then scheduled to commence, calculated at the interest rate determined under Section 6.2, compounded monthly, which interest amount shall then be discounted to the date of payment at a discount rate equal to the rate determined under Section
6.2. The "Accelerated Tax Amount" means the Participant's Cash Account balance multiplied by the Assumed Tax Rate. The "Assumed Tax Rate" means a percentage which reflects the highest stated federal and state income tax rates imposed on residents of Wisconsin after giving effect to the deductibility of state income taxes.

     18.3 Revocation of Election. Upon the occurrence of a Rating Event, all deferral elections made prior thereto are revoked.


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